UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 3, 2008 (November 26, 2008)

Behringer Harvard Short-Term Opportunity

Fund I LP

(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1620

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On November 26, 2008, Behringer Harvard Mockingbird Commons LLC (“Seller”), an entity in which Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to herein as the “Registrant,” “we,” “our,” or “us”) has a 70% direct and indirect ownership interest, entered into a contract for the sale of the remaining fifty-two (52) condominium units located in the condominium tower of a redeveloped 475,000 square foot mixed-use project in Dallas, Texas, which includes a boutique hotel, high-rise luxury condominiums and retail stores (“Hotel Palomar and Residences”) to an unaffiliated buyer, Jel Investments, Ltd., a Canadian corporation (“Purchaser”).  The contract sales price of the fifty-two condominium units is $25.4 million.  The Purchaser made an earnest money deposit of $100,000 upon entering into the contract and is required to make an additional earnest money deposit of $100,000 before the end of the inspection period.  All earnest money deposits are refundable until termination of the inspection period which ends on or about December 26, 2008.

This proposed sale reflects a shift in our fundamental strategy for the condominiums.  Original plans included selling the condominiums on an individual unit basis thus maximizing total proceeds from the sale of each unit.  As we have previously disclosed, the continued nationwide downturn in the housing market and related condominium sales during 2007 and the first nine months of 2008 resulted in lower than expected sales volume and reduced selling prices, among other effects.  As a result, we recognized a non-cash inventory valuation adjustment of $8.0 million during the nine months ended September 30, 2008 to reduce the carrying value of these condominiums.  In light of these developments and the anticipated continued deterioration of economic conditions for the remainder of 2008 and much of 2009, we initiated a new marketing campaign to sell the unsold units as a package.  While sale as a package tends to reduce expected selling proceeds, continuing monthly carrying costs of approximately $300,000, which includes debt service for the unsold condominium units, would be avoided or substantially reduced and we would save an estimated $2.5 million in additional costs required to finish out certain condominium units.  This proposed transaction and all proposed terms of the sale will result in an additional inventory valuation adjustment of approximately $7.0 million.

The consummation of the sale of the condominium units at Hotel Palomar and Residences is subject to substantial conditions and will generally depend upon:

•      the satisfaction of the conditions to the sale contained in the relevant contracts;

•      approval of the transaction by the mortgage lender to the project and other parties affected, including approval of the method of financing the transaction;

•      no material adverse change occurring relating to the property, the tenants or in the local economic conditions; and

•      the buyer’s receipt of satisfactory due diligence information, including appraisals, environmental reports, title searches and lease information.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

Item 2.06                                           Material Impairments

The disclosures set forth in Item 1.01 above are hereby incorporated by reference.

Item 7.01                                           Regulation FD Disclosure

As we have disclosed above, we have entered into a contract to sell the remaining unsold condominiums at the Hotel Palomar and Residences to the Purchaser for a contract purchase price of $25.4 million, subject to the conditions mentioned above.  This sale does not include the Palomar Hotel and the adjacent parcel of developable land, which we continue to own through a joint venture.

In looking at whether to accept this offer, we considered the fact that sales of condominiums at the project continue to be slow, and we are not confident, given the current economic recessionary conditions, that the pace of sales will pick up in the near future.  Before determining to sell the condominiums in bulk, we have considered multiple alternatives for the condominiums, including lowering the purchase price on certain units, reducing the size of the units, converting unsold units to hotel rooms or leasing vacant units.  With slow condominium sales and adverse economic factors and the considerable monthly carrying costs related to the remaining condominiums, we determined that the better alternative was to sell the project now.  While this sale will not result in a positive return for the condominiums, the Hotel Palomar continues to perform well, and we are optimistic that an eventual disposition of the hotel and the adjacent undeveloped property will result in an overall positive return to the Fund for this project.

This sale is subject to numerous conditions as described in Item 1.01 above, and we cannot give any assurances that the closing of this sale is probable.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

	By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: December 3, 2008		By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

EXHIBIT INDEX

10.1                           Purchase Agreement between Behringer Harvard Mockingbird Commons, LLC and Jel Investments Ltd.